SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – May 17, 2005

THE ULTIMATE SOFTWARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24347	65-0694077

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Ultimate Way, Weston, Florida	33326

(Address of principal executive offices)	(Zip Code)

(954) 331-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

2005 Equity and Incentive Plan

     The stockholders of The Ultimate Software Group, Inc. (which we refer to herein as the “Company”) approved the Company’s 2005 Equity and Incentive Plan (which we refer to herein as the “Plan”) at the Company’s 2005 Annual Meeting of Stockholders on May 17, 2005. A description of the Plan is contained in the Company’s 2005 Annual Proxy Statement that was filed with the Securities and Exchange Commission on April 13, 2005, and is incorporated herein by reference. A true and complete copy of the Plan as approved by the Company’s stockholders is filed herewith as Exhibit 10.1 — 2005 Equity and Incentive Plan.

Director Fee Options

     The Company from time to time grants its non-employee directors nonqualified stock options in lieu of cash payment of directors’ fees that are earned during the calendar quarter ending immediately prior to the date of grant. On January 3, 2005 and April 1, 2005, the Company made contingent grants of director fee options to non-employee directors serving on the Company’s Board of Directors to purchase an aggregate of 7,663 shares of the Company’s common stock that would be issued under the Plan. The contingent grants are in respect of directors’ fees earned for the fourth quarter of 2004 and the first quarter of 2005, respectively. The per share exercise prices of the contingent grants are $3.65 and $4.71, respectively, which is 30% of the fair market value of the Company’s common stock on January 3, 2005 and April 1, 2005, respectively. The effectiveness of such grants was contingent on the approval of the Plan by the Company’s stockholders. The terms and conditions of the director fee option awards are set forth in award agreements in substantially the form filed herewith as Exhibit 10.2 — Form of Director Fee Option Award Agreement.

Nonqualified Stock Option Awards

     On April 19, 2005, the Company’s chief executive officer, Scott Scherr, and the Company’s chief operating officer, Marc D. Scherr were granted nonqualified stock options to purchase 80,000 and 60,000 shares, respectively, of the Company’s common stock that would be issued under the Plan with a per share exercise price of $15.90, which is the closing price of the Company’s common stock on the Nasdaq National Market on the day of the Company’s 2005 Annual Meeting of Stockholders. The effectiveness of such grants was contingent on the approval of the Plan by the Company’s stockholders. The terms of vesting and exercise of the stock option awards, including the effect of termination of employment, and the other terms and conditions of the awards are set forth in award agreements in substantially the form filed herewith as Exhibit 10.3 — Form of Nonqualified Stock Option Award Agreement.

Restricted Stock Awards

     On April 19, 2005, Messrs. Scott Scherr and Marc Scherr were granted 20,000 and 15,000 restricted shares of the Company’s common stock, respectively, that would be issued under the Plan. The effectiveness of such grants was contingent on the approval of the Plan by the Company’s stockholders. The terms of vesting of the restricted stock awards, including the effect of termination of employment, and the other terms and conditions of the awards are set forth in award agreements in substantially the form filed herewith as Exhibit 10.4 — Form of Restricted Stock Award Agreement.

Performance Awards

     Effective March 21, 2005, the Compensation Committee of the Company’s Board of Directors approved the terms of cash performance awards that may be earned under the Plan by Messrs. Scott Scherr and Marc Scherr and the Company’s chief financial officer, Mitchell K. Dauerman, for performance during the calendar year 2005. The effectiveness of such grants was contingent on the approval of the Plan by the Company’s stockholders. The respective amounts of these cash awards, if any, will depend upon the Company’s level of performance in 2005 with respect to the following three performance criteria: earnings

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per share, growth in recurring revenue compared to 2004 and containment of growth in operating expenses compared to 2004. In the event that the level of performance is at target for all of these criteria, the cash performance awards for Messrs. Scott Scherr, Marc Scherr and Mitchell K. Dauerman, would be $250,000, $202,500 and $93,750, respectively. It is possible that the amounts of the cash performance awards payable to the three named executive officers will be higher or lower than the target amounts referred to above, or that no awards will be payable, depending upon the Company’s actual level of performance measured against the performance criteria. The cash performance awards, if any, for 2005 would be paid in 2006, promptly following the public release of the Company’s financial results for the year 2005.

     In lieu of cash payment of the performance awards as described above, each named executive officer will be given the opportunity to elect, by June 30, 2005, to defer up to 50% of the officer’s 2005 cash performance award for five years from the date the award would otherwise be payable and to receive a 50% matching contribution from the Company for any amounts so deferred. The cash amounts deferred and the Company matching contribution will be converted into a grant of stock units under the Plan based on the fair market value of the Company’s common stock on the date the performance award would otherwise be payable. The terms of vesting and payment of the stock unit awards, including the effect of termination of employment, and the other terms and conditions of the awards will be as set forth in award agreements in substantially the form filed herewith as Exhibit 10.5 — Form of Stock Unit Award Agreement.

Item 9.01 Financial Statements, Pro Form Financial Information and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	2005 Equity and Incentive Plan

10.2	Form of Director Fee Option Award Agreement

10.3	Form of Nonqualified Stock Option Award Agreement

10.4	Form of Restricted Stock Award Agreement

10.5	Form of Stock Unit Award Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

THE ULTIMATE SOFTWARE GROUP, INC.
By:	/s/ Mitchell K. Dauerman
	Name:	Mitchell K. Dauerman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Dated: May 18, 2005

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INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	2005 Equity and Incentive Plan

10.2	Form of Director Fee Option Award Agreement

10.3	Form of Nonqualified Stock Option Award Agreement

10.4	Form of Restricted Stock Award Agreement

10.5	Form of Stock Unit Award Agreement

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